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                                                                    Exhibit (10)

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 9, 2009, relating to the financial statements of Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appears in the December 31, 2008 Annual Report to the contract owners of Pruco Life of New Jersey Flexible Premium Variable Annuity Account. We also consent to the use in this Registration Statement of our report dated March 16, 2009, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in Pruco Life Insurance Company of New Jersey's Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
January 29, 2010